Exhibit 10.3

FRENCH RECEIVABLES SALE AGREEMENT

(or “French Sale Agreement”)

Dated: September 8, 2009

Among

JDER Limited,

as Assignee

And

JohnsonDiversey France S.A.S.

as the French Originator

TABLE OF CONTENTS

1.	DEFINITIONS - INTERPRETATION	3

2.	PURPOSE OF THE AGREEMENT	4

3.	TERM OF AGREEMENT	5

4.	SALE OF ELIGIBLE RECEIVABLES	5

5.	CONDITIONS OF PURCHASE	13

6.	REPRESENTATIONS AND WARRANTIES, COVENANTS	13

7.	NOTICE OF TRANSFER TO OBLIGORS	22

8.	SERVICING AGREEMENT	23

9.	ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES	23

10.	INDEMNIFICATION	24

11.	NOTICES	26

12.	ANNUALIZED PERCENTAGE RATE – « TAUX EFFECTIF GLOBAL »	26

13.	ASSIGNMENT OF CONTRACT – POWER OF ATTORNEY	28

14.	LIMITED RECOURSE	29

15.	NON-PETITION	29

16.	MISCELLANEOUS	29

17.	APPLICABLE LAW – JURISDICTION	30

SIGNATURE PAGE		31

SCHEDULE 1 RECEIVABLES PURCHASE AGREEMENT		32

SCHEDULE 2 ELIGIBLE RECEIVABLES		33

SCHEDULE 3 FORM OF GLOBAL LETTER OF OFFER		35

SCHEDULE 4 FORM OF « SUBROGATION » RECEIPT – « QUITTANCE SUBROGATIVE »		38

SCHEDULE 5 FORM OF NOTICE OF TRANSFER		40

THIS AGREEMENT (THE “AGREEMENT”) IS MADE ON SEPTEMBER 8, 2009:

(1)	JohnsonDiversey France S.A.S., a société par actions simplifiée, with registered office at 9/11 avenue du Val de Fontenay in Fontenay-sous-Bois (94120), recorded in the Register of Commerce and Companies of Créteil under No. 412 668 543, represented by a representative duly authorized for the purposes hereof, hereinafter referred to as “JohnsonDiversey France” or the “French Originator”,

And

(2)	JDER Limited, a Irish private limited liability company as assignee (the “Assignee”).

PREAMBLE

A.	JohnsonDiversey France desires to offer to transfer to JDER Limited its pool of Receivables originated by it pursuant to its commercial activities, and to the extent that such Receivables are “Eligible Receivables,” as set forth herein, and JDER Limited is willing to purchase such Eligible Receivables.

B.	The parties have agreed to set forth, amongst other things, in this Agreement the terms and conditions under which JohnsonDiversey France shall transfer such Eligible Receivables to JDER Limited.

C.	JohnsonDiversey France shall transfer to JDER Limited the ownership of the Eligible Receivables originated by it pursuant to its commercial activity, in accordance with Articles 1250-1° et seq. of the French Civil Code on contractual “subrogation”, and the parties have agreed to enter into this Agreement for that purpose.

D.	Pursuant to the Receivables Purchase Agreement, dated as of the date hereof, JDER Limited will sell, transfer and assign an undivided variable percentage interest (under New York law) in the Eligible Receivables to Hannover Funding Company LLC, as Purchaser.

AGREEMENTS

1.	DEFINITIONS - INTERPRETATION

Capitalised terms not otherwise defined herein shall have the meaning set out in the Receivables Purchase Agreement, as amended, amended and restated, modified or supplemented from time to time.

“French Collection Account” means the Collection Account established by the Assignee with Citibank International plc, Paris Branch, and listed as such on Schedule II to the Receivables Purchase Agreement.

“French Collection Bank” means Citibank International plc, Paris Branch or Société Générale, as applicable.

“French Collection Bank Agreement” means (i) with respect to the French Collection Account, the French Collection Account Agreement accepted by Citibank International plc, Paris Branch and (ii) with respect to the French Originator Account, the Collection Bank Agreement to which Société Générale is a party.

“French Originator Account” means the French Originator Account established by the French Originator with Société Générale and listed as such on Schedule II to the Receivables Purchase Agreement.

“Offer Signatories” means each of Lori Marin, Kathleen Powers, Mark Layton, Paul Feider, Jennifer Tomaloff and David Schultz, or any other signatory consented to by the Agent from time to time (such consent not to be unreasonably withheld).

“Sale Termination Event” means the failure of the French Originator (or its duly authorised designee) to perform any of its responsibilities described in Clauses 4.2(a) and (b).

2.	PURPOSE OF THE AGREEMENT

2.1	The purpose of this Agreement is to set forth:

(i)	The terms and conditions on which French Originator shall irrevocably assign the Eligible Receivables (as defined in Schedule 2) to the Assignee;

(ii)	The terms and conditions defining the Eligible Receivables;

(iii)	The representations, warranties and covenants of the French Originator in relation, in particular but not limited to, to the Eligible Receivables; and

(iv)	Generally, the obligations subscribed by the French Originator in relation to the Eligible Receivables.

2.2	General Principles Governing the Assignment of Eligible Receivables

(a)	The French Originator shall sell, through contractual « subrogation » governed by Articles 1250-1° et seq. of the French Civil Code, the Eligible Receivables to the Assignee under the conditions and pursuant to the terms stated in this Agreement, and particularly in Article 4 below. The parties hereby confirm that the sale of receivables contemplated in this Agreement is not a security arrangement nor a secured loan;

(b)	the Assignee shall be automatically subrogated upon payment made in accordance with Article 4.3 in all of the rights, liens, securities and ancillary rights of any nature of the French Originator attached to the entirety of the Eligible Receivables held on the Obligors; and

(c)	the French Originator shall remit to the Assignee a « Subrogation » Receipt in the form of Schedule 4 hereto, making the transfer of rights by virtue of the contractual « subrogation » binding and enforceable against all parties pursuant to Article 4.2 below.

3.	TERM OF AGREEMENT

This Agreement shall enter into force when the Receivables Purchase Agreement enters into force and shall terminate automatically upon the termination of the Receivables Purchase Agreement on the Facility Termination Date.

4.	SALE OF ELIGIBLE RECEIVABLES

4.1	Sale of Eligible Receivables

On or after the Closing Date, on each day on which the French Originator (or its duly authorized designee) provides a Report to the Agent, the Assignee shall acquire such new Eligible Receivables by way of contractual « subrogation » governed by Articles 1250-1° et seq. of the French Civil Code in consideration for the payment made to the French Originator in accordance with the provisions of this Agreement.

4.2	Periodicity of Assignment of Eligible Receivables

a)	The French Originator (or its duly authorized designee) will, by no later than 5:00 p.m. (Paris time) on each Business Day prior to the Facility Termination Date on which Eligible Receivables are available for sale to the Assignee (such day, an “Offer Date”) pursuant to a Daily Report, or by such later time as may be agreed between the French Originator, the Assignee and the Agent, deliver to the Assignee, by facsimile or electronic mail, with a copy to each of the Agent and the Servicer a Global Letter of Offer substantially in the form of Schedule 3 to this Agreement (the “Global Letter of Offer”) signed (in original or photostatic form) by the French Originator or its duly authorized designee and listing all Eligible Receivables which have come into existence on or before the relevant Offer Date and which have not yet been sold to the Assignee in accordance with the terms of this Agreement (each an “Offered Receivable”) as at close of business on the Business Day immediately prior to the relevant Offer Date. Delivery of a Global Letter of Offer by the French Originator in the manner described in this Clause 4.2 (a) shall constitute due execution of such Global Letter of Offer for the purposes of this Agreement.

b)	Following the Closing Date, and as a consequence of any payment it receives pursuant to this Agreement in relation to such Eligible Receivables, the French Originator or its duly authorized designee will on each following Business Day, and, at least, twice a week (if twice a week, on the following Tuesday and on the following Thursday), deliver/send an original, manually-signed, hard copy of a « Subrogation » Receipt in the form attached as Schedule 4 hereto, via courier or other express mail, to the Assignee.

All costs resulting from the preparation, execution and delivery of the « Subrogation » Receipts shall be borne exclusively by the French Originator.

c)	The Global Letter of Offer will contain all of the French Originator’s present and future right, title and interest in, to and under:

(i)	each Eligible Receivable of the French Originator that existed and was owing to it at the closing of the French Originator’s business on the date of the initial Payment under the Receivables Purchase Agreement;

(ii)	each Eligible Receivable thereafter generated by the French Originator from and including the date of the initial Payment under the Receivables Purchase Agreement until the Facility Termination Date;

(iii)	all rights to (but not the obligations of) the French Originator under all Related Security in respect of each Eligible Receivable generated by the French Originator;

(iv)	all Collections and proceeds with respect to any of the foregoing and all amounts on deposit in the French Collection Account representing proceeds of such Eligible Receivables and proceeds of the Related Security with respect thereto, and all certificates and instruments, if any, from time to time evidencing such amounts on deposit in the French Collection Account.

The items described in clauses (iii) through (iv) may be referred to collectively as the “Related Rights”, and the Related Rights together with the items described in clauses (i) and (ii) may be referred to collectively as the “Receivables Property”. For the purposes hereof, “Offered Receivables” means, on any date, all Eligible Receivables which have come into existence on or before the relevant date and which have not previously been sold to the Assignee in accordance with this Article 4.2 of this Agreement.

For the avoidance of doubt, Excluded Receivables shall not be offered for sale to the Assignee, nor shall Excluded Receivables be capable of being purchased by the Assignee hereunder.

d)	Subject to Article 5 hereof, the Assignee hereby accepts to purchase all the Offered Receivables and related Receivables Property pursuant to each Global Letter of Offer; upon such acceptance and payment in full of the Purchase Price by the Assignee, all of the French Originator’s Offered Receivables and the related Receivables Property shall transfer to the Assignee in accordance with the terms and conditions hereof, provided that at such time the Facility Termination Date has not occurred.

Acceptance will constitute:

(A) acceptance of the offer; and

(B) assignment to the Assignee of all of the French Originator’s right, title and ownership in and to those Offered Receivables and the related Receivables Property.

e)	For the avoidance of doubt, the French Originator and the Assignee hereby confirm their intention that any purchase and assignment under or pursuant to this Agreement shall constitute a true sale (“vente parfaite”) of the relevant Eligible Receivables and Receivables Property assigned hereunder and not a security arrangement for any obligations of the French Originator. Such sale of the Eligible Receivables shall be absolute and irrevocable and shall confer on the Assignee the full benefits of ownership of the Eligible Receivables.

The French Originator will not be liable for the credit risk relating to any Eligible Receivable and the parties agree that the credit risk relating to all Receivables shall pass from the French Originator to the Assignee at the same time as title shall pass in accordance with this Agreement.

Each sale of Offered Receivables and the related Receivables Property hereunder is made without recourse to the French Originator; provided, however, that:

(i)	the French Originator shall be liable to the Assignee for all representations, warranties, covenants, deemed collection obligations, and indemnities which it makes pursuant to the express terms of this Agreement; and

(ii)	such sale does not constitute, and is not intended to result in, an assumption by the Assignee (or any assignee thereof) of, and the Assignee and such assignees shall not have, any obligation or liability of the French Originator or any other Person to any Obligor or other customer or client of the French Originator or otherwise arising in connection with the Eligible Receivables or Receivables Property or any other obligations of the French Originator (including any obligation to perform any obligations of any Originator under any Eligible Receivables and related Contracts or other Receivables Property).

Notwithstanding any other provision in this Article 4.2, the French Originator will not be obligated to make any offer to the Assignee or any other Person of or in respect of any receivable if at such time the Facility Termination Date has occurred.

f)	Records

In connection with the purchase by the Assignee of Eligible Receivables hereunder, the French Originator hereby agrees to the extent permissible under Data Protection Law (as defined herein) and the other Transaction Documents and subject to any obligation of the Originator to retain such records as may be required by it to comply with its statutory obligations, to sell and, upon request by the Assignee, to transfer, assign and otherwise convey at its own expense to the Assignee, or as it may direct, all of its right and title to and interest in all purchase orders, delivery records and invoices (including any interim invoices represented by a final invoice) relating to the Offered Receivables and Receivables Property with respect thereto, the applicable Contracts and the related Obligors whether now existing or hereafter arising (collectively, and including all materials necessary or desirable to the Assignee to collect such Eligible Receivables and any Related Rights with respect thereto, the “Acquired Receivables Records”), without the need for any further documentation in connection therewith, provided that should Data Protection Law or such other legal or contractual restrictions as listed above prohibit transmission of relevant data to the Assignee, the Originator will use all reasonable efforts to cause such transmission to occur in compliance with applicable law. The Assignee agrees that the French Originator may retain possession of the Acquired Receivables Records until the Assignee requests delivery thereof which request shall not be made prior to the occurrence of a Termination Event that is continuing. During the occurrence of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement that is continuing, the French Originator shall, at its own expense assemble all of the records necessary or desirable to collect the Eligible Receivables sold hereunder and the Related Security, and transfer or license to any new Servicer the use of all software necessary or desirable to collect such Eligible Receivables and the Related Security, and make the same available to the Assignee or its designee at a place selected by the Assignee (provided that should the consent of any licensor of such software be required for the grant of the license herein to be effective the French Originator will use all reasonable efforts to obtain the consent of such third party licensor). During the occurrence of any Termination Event, the Originator shall, at its own expense, segregate all cash, cheques and other instruments received by it from time to time constituting Collections with respect to such Eligible Receivables in a manner reasonably acceptable to the Assignee and, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Assignee or its designee. Until any Termination Event has occurred that is continuing, the French Originator shall hold such Acquired Receivables Records on behalf of the Assignee, which Acquired Receivables Records shall be marked to indicate that they are the property of the Assignee and shall not be destroyed or disposed of. The Agent shall be entitled to inspect and copy such Acquired Receivables Records in accordance with Article 6.4(j). The French Originator shall be entitled to continue to use and make copies of all Acquired Receivables Records (and shall be entitled to retain all such copies, including after the Facility Termination Date), and, if the Assignee requires possession of any Acquired Receivables Records, the Assignee shall give the French Originator reasonable opportunity to make copies of such documents.

In connection therewith, the French Originator hereby grants to the Assignee (or its permitted designees, including the Servicer) an irrevocable, non-exclusive license (subject to the restrictions contained in any license with respect thereto) to use, without royalty or payment of any kind, all computer software and programs used by the French Originator to account for the Eligible Receivables, to the extent necessary or desirable to permit the Assignee to exercise its ownership and other interests acquired under or pursuant to this Agreement, and to administer or service the Eligible Receivables, whether such software and programs are owned by the French Originator or are owned by others and used by the French Originator under license agreements with respect thereto, provided that if the terms of any software license in favour of the Originator requires the consent of the licensor for the grant of the license described herein to be effective the Originator agrees that it will use all reasonable efforts to procure such consent. The license granted hereby shall be irrevocable, and shall not terminate until the Final Payout Date, and may only be utilized by the Assignee upon the occurrence of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement that is continuing.

The French Originator shall reasonably cooperate with and assist any Successor Servicer in the performance of its responsibilities as Servicer under the Servicing Agreement and under the other Transaction Documents, including (to the extent permitted by applicable law) providing access to, and transferring, to such Successor Servicer all Acquired Receivables Records and allowing (to the extent permitted by applicable law) the Successor Servicer to use all licenses, hardware or software necessary or reasonably desirable to collect, service, obtain or store information regarding the Receivables.

4.3	Payment of Purchase Price

4.3.1	Payment of Purchase Price

On the terms and subject to the conditions set forth in this Agreement, the Assignee agrees to pay to the French Originator the Purchase Price for each purchase to be made hereunder as soon as reasonably practicable upon receipt the relevant Global Letter of Offer, by delivery of immediately available funds subject however to any set off authorized under Article 16.6 of this Agreement.

4.3.2	Purchase Price

The Purchase Price payable in respect of such Receivables shall be 100% of the face amount of the relevant Receivables determined in accordance with GAAP.

4.4	Subrogation Fee

Subrogation Fee = For any Eligible Receivables, the difference between (a) the outstanding balance of such Eligible Receivable at the time of sale and (b) the product of the outstanding balance of such Eligible Receivable at the time of sale and (1- Discount Factor, as defined below).

A percentage (the “Discount Factor”) means a percentage calculated to provide the Assignee with a reasonable return on its investment in the Eligible Receivables sold hereunder after taking account of (i) the time value of money based upon the anticipated dates of collection of such Eligible Receivables and the cost to the Assignee of financing its investment in such Eligible Receivables during such period and (ii) the risk of non-payment by the Obligors. The French Originator and the Assignee may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment in respect of any sale of Eligible Receivables by the French Originator to the Assignee which occurred during any Calculation Period ending prior to the Calculation Period during which the French Originator and the Assignee agree to make such change.

4.5	Effects of « Subrogation » Payments

Each payment made to the French Originator will immediately and automatically transfer to the Assignee, up to the amount of the relevant « subrogation » payment thus made, of:

(i)	the Receivables Property; and

(ii)	any other statutory or contractual rights securing each Eligible Receivable, and all rights, recourses, actions, securities, liens, and ancillary items of any nature that are attached thereto, subject to any formalities that may be necessary for the transfer of such rights to be enforceable against third parties.

4.6	VAT

All amounts expressed to be payable under this Agreement by any party which (in whole or in part) constitute the consideration for a supply for VAT purposes shall be deemed to be inclusive of any VAT which is chargeable on such supply and, accordingly, if VAT is chargeable on any supply made by one party to another under this Agreement, the recipient of the supply shall pay to the supplier (in addition to such amounts) an amount equal to the amount of the VAT which is payable in respect of that supply against an appropriate VAT invoice provided by the supplier to the recipient of the supply.

4.7	Settlement as to Specific Receivables and Dilution

(a)

If, on the day of purchase of any Eligible Receivable from the French Originator hereunder, any of the representations or warranties set forth in Article 6.1 below are not true with respect to such Eligible Receivable or as a result of any action or inaction of the French Originator, on any subsequent day, any of such representations or warranties set forth in Article 6.1 below is no longer true with respect to such Eligible Receivable, then the French Originator or its duly authorized designee, shall, as soon as reasonably practicable but within no later than two

Originator (2) Business Days, deposit immediately available funds in the French Collection Account, in an amount equal to the Outstanding Balance of such Eligible Receivable, for application by the Servicer or the relevant Sub-Servicer to the same extent as if Collections of such Eligible Receivable in such amount had actually been received on such date;

(b)	If, on any day, the Outstanding Balance of any Eligible Receivable purchased or contributed hereunder is reduced or adjusted as a result of any defective, damaged, rejected, returned goods or services, or any discount, rebate, credit, counterclaim, billing error or other adjustment made by the French Originator or the Assignee, the Servicer or the relevant Sub-Servicer (other than as a result of repayment or as a result of the inability of the Obligor to make payment (i.e., a credit loss or the insolvency of the Obligor)) or any setoff or dispute between the French Originator, the Servicer or the relevant Sub-Servicer and an Obligor, then the Purchase Price with respect to such Eligible Receivable shall be reduced by the amount of such net reduction and shall be accounted for by the French Originator as provided in clause (c) below.

(c)	Any reduction in the Purchase Price of any Eligible Receivable pursuant to clause (b) above shall be applied as a credit for the account of the Assignee against the Purchase Price of Eligible Receivables subsequently purchased by the Assignee from the French Originator hereunder; provided, however if there have been no purchases of Eligible Receivables from the French Originator (or insufficiently large purchases of Eligible Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)	to the extent of any outstanding principal balance under the Company Note payable to the French Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to the French Originator; or

(ii)	after making any deduction pursuant to clause (i) above, shall be paid in immediately available funds to the Assignee by the French Originator in the manner and for application as described in the following provision;

provided, further, that at any time (y) when a Termination Event or Unmatured Termination Event exists or (z) on or after the date on which the Receivables Purchase Agreement has terminated, the amount of any such credit shall be paid by the French Originator or its duly authorized designee to the Assignee by deposit in immediately available funds into the French Collection Account for application by the Servicer to the same extent as if Collections of the applicable Eligible Receivable in such amount had actually been received on such date.

4.8	Repurchases

(a)	Except to the extent expressly set forth herein, the French Originator shall not have any right or obligation under this Agreement, by implication or otherwise, to repurchase from the Assignee any acquired Eligible Receivables or any Receivables Property with respect thereto or to rescind or otherwise retroactively affect any purchase of any acquired Eligible Receivable or any Receivables Property with respect thereto after any such Eligible Receivable is transferred to the Assignee hereunder.

(b)	The French Originator shall, prior to the occurrence of a Termination Event, have the right, but not the obligation, to request the Assignee to sell it one or more Receivables purchased by the Assignee (i) are not in fact Eligible Receivables or (ii) that have become Defaulted Receivables by delivering by no later than 11:30 a.m. (Paris Time) on any Offer Date, a written request (a “Repurchase Request”). Provided that, solely with respect to Receivables which have become Defaulted Receivables, such repurchase right shall be exercised by the French Originator only for Defaulted Receivables in respect of which VAT bad debt relief is, in the reasonable view of the French Originator, likely to be available to it.

(c)	Following receipt by the Assignee of such Repurchase Request from the French Originator, the French Originator or its duly authorized designee shall pay on the next Settlement Date to the French Collection Account an amount equal to the Purchase Price paid in respect of each Receivable (together with any Related Security) described in such Repurchase Request, less any Collections (which shall be retained by the Assignee) previously received with respect to each such Receivable (the “Repurchase Amount”) and the Assignee shall take or perform such necessary steps, procedures and formalities, and deliver any necessary documents so as to validly effect the repurchase of each such Receivable (together with any Related Security), it being understood that the Repurchase shall be affected by way of subrogation, and that the Assignee shall deliver, upon reception of the payment, a Subrogation Receipt to the French Originator in relation to such repurchased Receivables. Any such action shall be at the expense of the French Originator and any transfer of the relevant repurchased Receivables and Related Security shall be without representation by or recourse to the Assignee. Transfer to the French Originator of repurchased by way of subrogation Receivables and Related Security shall occur immediately upon payment of the Repurchase Amount on such Settlement Date and remittance of the relevant Subrogation Receipt.

(d)	If the French Originator has repurchased a Defaulted Receivable pursuant to the provisions of this Article 4.8 and, subsequently, receives the whole or any part of such Defaulted Receivable, the French Originator shall retain for its account the amount of such recovery.

(e)	Notwithstanding any provision to the contrary in this Agreement, if the Repurchase Amount corresponding to the Receivables relating to any Repurchase Request is not paid in full by the French Originator on the applicable Settlement Date, as determined in accordance with this Article 4.8, no repurchase of said Receivables shall take place on such Settlement Date and any transfer document relating thereto shall be deemed automatically null and void. In such circumstances, the French Originator shall indemnify the Assignee for costs of the Assignee incurred directly or indirectly as a result of such failure.

(f)	If any repurchased Receivable or Receivables Property related thereto is not transferred for any reason as provided under this Article 4.8 the Servicer, acting on behalf of the Assignee (acting on the instructions of the Agent), shall be obligated to take all actions necessary for the effective transfer of such repurchased Receivable or Related Property (and shall in particular be obliged to endorse any cheques relating to such repurchased Receivable or Related Property), as the case may be, without undue delay and at the expense of the French Originator, and take all further action as may be necessary or that the French Originator may reasonably request in order to perfect, protect or more fully evidence the repurchases hereunder.

Without limiting the generality of the foregoing, the Servicer or the Assignee (or any of their duly authorized designees), shall upon the request of the applicable Originator execute such further agreements, instruments, powers of attorney, and make such filings, deliver such notices and take such other actions, as may be necessary or appropriate, to give full effect to the transactions contemplated hereby. Until any such full transfer and re-assignment of the repurchased Receivables and Related Property is fully effected and legally valid and binding, the Assignee shall hold such repurchased Receivables and Related Property on trust for the benefit of the French Originator.

4.9	Certain Allocations

The French Originator and the Assignee hereby agree that, unless otherwise required by applicable law or unless an Obligor designates that a payment be applied to a specific Eligible Receivable, all Collections from an Obligor shall be applied to the oldest Receivables of such Obligor.

4.10	Certain Rights of the Purchaser

(a) At any time following the occurrence and during the continuation of a Termination Event:

(i)	at the Assignee’s or the Agent’s request the French Originator shall, at its own expense (and, if the French Originator shall fail to do so within three (3) Originator Business Days, the Assignee or the Agent may, at the French Originator’s expense), if the French Originator has not already done so:

(A)	notify each Obligor of Eligible Receivables sold by it hereunder of the transfer of the Eligible Receivables and the Related Rights with respect thereto pursuant to this Agreement and the Transaction Documents and of the Assignee’s ownership of such Eligible Receivables and the Related Rights with respect thereto;

(B)	direct such Obligors that payments under any such Eligible Receivable or any Related Rights with respect thereto be made directly to the Assignee or its designee; and

(C)	execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to such notice and directions, including any action required to be taken so that the obligations or other indebtedness of such Obligors in respect of any such Eligible Receivable and any Related Rights with respect thereto in each case, sold by it hereunder may no longer be legally satisfied by payment to the French Originator or any of its Affiliates (or than the Assignee).

(ii)	if such Termination Event relates to the French Originator, the French Originator hereby authorizes the Assignee and the Agent to endorse in the French Originator’s name and in favour of the Assignee cheques and other instruments representing Collections relating thereto

(b) Following the occurrence and during the continuation of any Termination Event contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement, the Originator hereby authorizes the Assignee and the Agent to take, to the extent permitted under applicable law, any and all steps in its name and on its behalf that are necessary or desirable, in the determination of the Assignee or the Agent, to collect amounts due under the acquired Eligible Receivables and any Related Rights with respect thereto, in each case, sold by the French Originator hereunder, including, without limitation, enforcing the relevant

Eligible Receivables and any Related Rights with respect thereto, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection therewith and to file any claims or take any action or institute any proceedings that the Assignee or the Agent (or any designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the French Originator in respect of, the relevant Eligible Receivables and any Related Rights with respect thereto and the other Transaction Documents.

5.	CONDITIONS OF ASSIGNMENT

The obligation of the Assignee to acquire the Eligible Receivables and Related Rights from the French Originator on any Offer Date (including on the Closing Date) shall be subject to the conditions precedent that:

(i)	in connection with such sale and purchase, the French Originator or its duly authorized designee has delivered a Global Letter of Offer and the « Subrogation » Receipt as described in article 4.2 above, in connection with such sale;

(ii)	on such date no voluntary or involuntary bankruptcy, insolvency, reorganization or other similar case or proceeding is pending against the French Originator or the Assignee under any applicable insolvency law;

(iii)	the Facility Termination Date has not occurred;

(iv)	no Termination Event has occurred with respect to the French Originator;

(v)	the most recent Quarterly Solvency Certificate signed by two (2) directors has been delivered by the French Originator;

(vi)	the conditions precedent contained in Exhibit II to the Receivables Purchase Agreement have been satisfied.

6.	REPRESENTATIONS AND WARRANTIES, COVENANTS

6.1	The French Originator hereby represents and warrants on the date of this Agreement to the Assignee and the Agent, as follows:

a)	The French Originator is duly incorporated and organized, validly existing and in active status under the applicable laws of its organizational jurisdiction and is duly qualified to do business, and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified unless any failure to be so qualified would not have a Material Adverse Effect.

b)

The execution, delivery and performance by the French Originator of this Agreement and other Transaction Documents to which it is a party in its capacity as Originator, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on its part, (iii) do not contravene or result in a default under or conflict with (1) its organizational documents, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting the French Originator or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the French Originator or its property, unless in each case such continuation, default or conflict could not reasonably be expected to have a Material Adverse Effect, and (iv) with respect to the French

Originator, does not result in or requires the creation of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title to the Eligible Receivables) upon or with respect to any of its properties and (v) are in its commercial interest. This Agreement and the other Transaction Documents to which the French Originator is a party in its capacity as Originator have been duly executed and delivered by the French Originator.

c)	The French Originator has not failed to obtain any licenses, permits, approvals, consents, franchises or other governmental agency or body authorizations having jurisdiction over the French Originator necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.

d)	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the French Originator of this Agreement or the other Transaction Documents to which it is a party in its capacity as Originator, except (i) for actions taken or referred to in Exhibit II of the Receivables Purchase Agreement, all of which have been (on or before the Closing Date) duly made or taken and are in full force and effect and (ii) where the failure to have obtained any such authorization or approval or taken any such action or made any such filing or notice would not have nor would be reasonably likely to have a Material Adverse Effect.

e)	Both before and after giving effect to any sale and purchase hereunder, it shall be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become due.

f)	This Agreement and each of the Transaction Documents to which it is a party in its capacity as Originator constitutes a legal, valid and binding obligation of the French Originator enforceable against it in accordance with its terms subject to Legal Reservations.

g)	There is no pending action, suit or proceeding and, to the French Originator’s knowledge, no threatened action, suit or proceeding, affecting it or any of its properties before any Governmental Authority or arbitrator which could reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

h)	The French Originator has complied in all material respects with its Credit and Collection Policy with regard to each Pool Receivable.

i)	The French Originator is not in violation of any law, rule or regulation or of any order of any court, arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

j)	Each Receivable originated by the French Originator included in the calculation of the Net Eligible Euro Pool Balance is an Eligible Receivable as of the date of such calculation.

k)

The French Originator is the owner of the Receivables it is purporting to transfer pursuant to this Agreement and each Global Letter of Offer, free and clear of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title to the Eligible Receivables); upon each assignment hereunder, the Assignee shall acquire a valid and enforceable title to each such Eligible Receivable. No effective financing statement or other instrument similar in effect covering any Eligible Receivable or any Contract or other Related Security or Collections with respect thereto or the French Collection Account or the French Originator Account is on file in any recording office, except those filed in favour of the Assignee pursuant to this Agreement or the Purchaser pursuant to the Receivables Purchase Agreement and the other Transaction Documents (and those relating to security interests that will be terminated or released on or prior to the Closing Date, other than Permitted Adverse Claims and any security interests relating to legal title retained by it in respect of the Eligible Receivables).

l)	The names and addresses of the French Collection Banks, together with the account numbers of the French Originator Account and the French Collection Account at the applicable French Collection Bank are specified in Schedule II to the Receivables Purchase Agreement (except as otherwise consented by the Agent in accordance with clause (i) of Exhibit IV to the Receivables Purchase Agreement) and each of the French Originator Account and the French Collection Account is subject to a French Collection Bank Agreement. The French Originator’s Obligors have been directed to make all payments with respect to each Contract to the French Collection Account.

m)	Its complete corporate name is set forth in the preamble to this Agreement, and the French Originator does not use any other corporate name, trade name, “doing business as” name or fictitious name, and except for names (i) set forth in Schedule III of the Receivables Purchase Agreement and/or (ii) first used after the date of the Receivables Purchase Agreement and set forth in a notice delivered to the Agent pursuant to the Receivables Purchase Agreement.

n)	All written information furnished by the French Originator to the Assignee and the Agent, in connection with this Agreement and any of the other Transaction Documents shall be true and accurate in every material respect.

o)	The French Originator acknowledges that the Purchaser and the Agent are entering into the Transaction Documents to which they are parties in reliance upon the Assignee’s identity as a legal entity separate from the French Originator.

p)	The French Originator has filed or caused to be filed all material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid or made adequate provisions for the payment of all taxes payable by it which have become due or any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority other than: (i) those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the French Originator; and (ii) in the case of taxes other than income or similar taxes (“designated taxes”), excepts to the extent that the failure to do so or to pay such designated taxes would not reasonably be expected to result in a Material Adverse Effect.

q)	The transactions contemplated by this Agreement and the other Transaction Documents are in the best interest of the French Originator and comply with its corporate purpose.

r)	No portion of the Purchase Price of any Eligible Receivables sold by it pursuant to this Agreement, and no other funds, if any, received by it from the Assignee, the Purchaser or the Agent pursuant to any of the Transaction Documents, will be used for any purpose other than general corporate purposes.

s)	Each purchase hereunder shall not have been made for or on account of an antecedent debt owed by it to the Assignee, and no such sale is or may be voidable or subject to avoidance under any clause of any law, rule or regulation related to bankruptcy, insolvency, reorganisation, winding up or composition or adjustment of debts. The sale of Eligible Receivables by it to the Assignee pursuant to this Agreement has been and will be made in good faith and without intent to hinder, delay or defraud its creditors.

t)	All information, exhibits, financial statements, documents, books, records or reports furnished by it to the Assignee or the Agent in connection with this Agreement is accurate in all material respects as of its date, and no such item contains any untrue statement of a material fact.

(w)	It has complied with all of the terms, covenants and agreements contained in this Agreement.

(x)	It is not in default under any of its contractual obligations, nor has a termination event, event of default or any similar such event occurred with respect to any material agreement to which it is a party.

(z)	It is not required to account to any taxation authority for any tax liability in respect of the assignment by if of any Eligible Receivable, and (ii) no withholding or deduction for or on account of tax is required to be made from any payment made with respect to any Eligible Receivable transferred, and no tax liability arises or is chargeable in connection with the transfer of any Eligible Receivable by it.

It has not taken any corporate action, nor (to its knowledge, due enquiries having been made) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, bankruptcy, liquidation, examinership, dissolution, reorganization or annulment as a legal entity or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestator or similar officer of the relevant company or of any or all of its assets or revenues.

(aa)	Either (a) no data protection law is applicable to any of the Eligible Receivables originated by it, or (b) it is in compliance with all data protection laws applicable to the Eligible Receivables originated by it, except to the extent the failure to so comply would not have nor be reasonably likely to have a Material Adverse Effect and it is entitled to disclose to the Assignee all of the information required to be set forth in each document to be executed in connection with this Agreement (which, for the avoidance of doubt, includes each Global Letter of Offer and each Monthly Report).

(bb)	The French Originator is resident in France for French tax purposes and is acting from an office in France. The French Originator will provide the Assignee with all information and tax certificates required in order to evidence its VAT registration in France. Payments made under this Agreement comply with arm’s length principles for tax purposes. The French Originator does not receive payments hereunder in connection with any part of its trade or business which is carried on in Ireland by it through a branch or agency.

6.2	By accepting the Purchase Price related to each purchase of Eligible Receivables, the French Originator shall be deemed to have certified that the representations and warranties contained in Section 6.1 hereof are true and correct on and as of such day, with the same effect as though made on and as of such day. These representations and warranties are deemed repeated on each Offer Date by reference to the facts and circumstances then existing.

6.3	The benefit of the representations and warranties provided by the French Originator to the Assignee, under this Article shall be assigned to the Agent, for the benefit of the Purchaser, pursuant to the Receivables Purchase Agreement.

6.4	Covenants

Until the Final Payout Date:

a)	The French Originator shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its company or corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not adversely affect the collectability of the Eligible Receivables or the enforceability of any related Contract or materially adversely affect the ability of the French Originator to perform its obligations under any related Contract or under the Receivables Purchase Agreement or any other Transaction Document.

b)	Notwithstanding anything herein to the contrary, the French Originator shall ensure that no personal or other information in, or otherwise relating to, any Contract, Offered Receivable, any Collection related thereto, or any other Receivables Property or any Acquired Receivables Record or any other right or remedy transferred pursuant to this Agreement (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, the Assignee, or the Agent if such transmission, delivery or receipt would result in the violation by such Person of the EU Data Protection Directive (95/46/EC), the French Law on Data Protection (“Loi n°78-17 dite Informatique et Libertés” dated 6 January 1978 as amended) or any other legislation or regulation relating to data protection or privacy (together the “Data Protection Law”); provided that, upon the request of the Agent at any time after a Termination Event that has occurred and is continuing, the French Originator shall, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all relevant personal data is transferred to the Agent (or such other Person as the Agent may direct) in accordance with all applicable law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

c)

The French Originator (i) shall maintain its registered office in France, and (ii) shall provide the Assignee with copy to Agent with at least sixty (60) days’ written notice prior to making any change in (A) its name or making any other change in its identity or company structure (including a merger) or (B) its jurisdiction of incorporation or formation; each notice to the Assignee and the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The French Originator (or the Servicer or its duly authorized designee) will in accordance with applicable law maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables in the ordinary course of business (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable). Without limiting the foregoing, the French Originator shall (i) maintain adequate computer and other systems in order to service the related Pool Receivables; and (ii) from time to time on reasonable request of the Agent (but, so long as no Termination Event or Unmatured Termination Event relating to the French Originator has occurred and is continuing, not more than once during any calendar year relating to the business of the French Originator), permit certified public accountants or other auditors acceptable to the Assignee and the Agent to conduct, at the Assignee’s expense, a review of its books and records with respect to such Pool Receivables.

d)	From the date hereof until the Final Payout Date, the French Originator will, unless the Assignee and the Agent shall otherwise consent in writing, furnish to the Assignee and the Agent:

(i)	Termination Events. As soon as possible after any officer of the French Originator has knowledge of, the occurrence of, and in any event within three (3) Originator Business Days after a Responsible Officer of the French Originator has knowledge of the occurrence of any Termination Event or any Unmatured Termination Event, the statement of the chief financial officer or chief accounting officer of the French Originator describing such Termination Event or Unmatured Termination Event and the action that the French Originator proposes to take with respect thereto, in each case in reasonable detail;

(ii)	Proceedings. As soon as possible and in any event within three (3) Originator Business Days after a Responsible Officer of the French Originator otherwise has knowledge thereof, written notice of any (i) action, suit, proceeding or investigation of the type described in Section 6.1 hereof not previously disclosed to the Assignee and the Agent, and (ii) all material adverse developments that have occurred with respect to any previously disclosed actions, suits, proceedings and investigations; and

(iii)	Other. Promptly, from time to time, such other information, documents, records or reports respecting the Pool Receivables or the Related Rights or the conditions or operations, financial or otherwise, of the French Originator as the Assignee, the Purchaser or the Agent may from time to time reasonably request in order to protect the interests of the Agent and the Purchaser under or as contemplated by the Receivables Purchase Agreement.

e)	Performance and Compliance with Contracts and Credit and Collection Policy. The French Originator, shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and under the Transaction Documents, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and its related Contract.

f)	Ownership Interest, Etc. The French Originator shall, at its expense, take or procure, as applicable, all action necessary or desirable (including, for the avoidance of doubt, completion of all filings and notifications contemplated by the Transaction Documents), to establish and maintain the rights of the Assignee owner of the Pool Receivables and the Related Security and Collections and other proceeds with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Adverse Claims save for legal title retained by it in respect of the Eligible Receivables).

g)	Sales, Liens, Etc. Except for retransfers of Receivables to the French Originator in accordance with Clause 4.8 of this Agreement, it shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims and legal title retained by it in respect of the Eligible Receivables) upon or with respect to, any or all of its right, title or interest in, to or under, any item described in Section 1.2(c) of the Receivables Purchase Agreement, or assign any right to receive income in respect of any items contemplated by this paragraph (g). The French Originator will defend the right, title and interest of the Assignee, Agent and the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through and under it or the Assignee.

h)	Modification, Extension or Amendment of Receivables. Except as provided in the Receivables Purchase Agreement, the other Transaction Documents to which it is a party and the Credit and Collection Policy (or as required by any applicable law or regulation), the French Originator shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive in any material respect any term or condition of any related Contract; provided however that no modification or extension of a Pool Receivable shall alter the status of such Pool Receivable as a Defaulted Receivable or a Delinquent Receivable or limit the rights of the Assignee under this Agreement; and, provided, further, that if a Termination Event has occurred and is continuing, the French Originator shall not make such modifications and adjustments without the prior consent of the Assignee; to the extent that its contracts with any third party provide that, with respect to the collection of Delinquent Receivables or Defaulted Receivables, such third party shall also be bound by the terms set forth above.

i)	Change in Business or Credit and Collection Policy. The French Originator shall not make any material change in the character of its business, or make any change in the Credit and Collection Policy or its constitutional documents that would adversely affect the collectability of the Receivables Pool or the enforceability of any related Contract or materially adversely affect the ability of the French Originator to perform its obligations under any related Contract or under the Receivables Purchase Agreement. The French Originator shall not make any material change to its Credit and Collection Policy without the prior written consent of the Assignee and the Agent.

j)

Audits. (i) The French Originator shall, at its own expense, at any time and from time to time (but, so long as no Termination Event has occurred and is continuing, not more than once during any calendar year), during regular business hours, upon reasonable advance notice as requested by the Assignee and the Agent, permit the Assignee and the Agent, or their agents or representatives, (x) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, but provided it is permitted by applicable law and subject to the restrictions contained in any license with respect thereto, computer tapes and disks) in the possession or under the control of the French Originator relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts and (y) to visit the offices and properties of the French Originator for the purpose of examining such materials described in sub-clause (x) above, and to discuss matters relating to Pool Receivables and the Related Security or its performance hereunder or under the Contracts with any of the officers, employees, agents or contractors of the French Originator having knowledge of such matters. The French Originator shall furnish to the Assignee and the Agent within five (5) Originator Business Days of a written request such information as the Agent may reasonably request, from time to time. The French Originator shall promptly notify the Assignee and the Agent of any change in its accountants or accounting policy. (ii) The French Originator shall, at the Seller’s expense, fully cooperate with the Seller and its auditor in connection with bi-annual third-party audits conducted on a random sample of the Receivables required under the Receivables Purchase Agreement.

k)	Change in French Collection Banks, French Collection Account and Payment Instructions to Obligors. The French Originator shall not make any change in its instructions to, or add or terminate any bank as a French Collection Bank (unless no French Collection Account exists at such French Collection Bank) or any account as a Collection Account from those listed in Schedule II to the Receivables Purchase Agreement, or make any change in its instructions to Obligors regarding payments to be made to the French Originator or payments to be made to any French Collection Account, unless the Assignee and the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including without limitation the French Collection Bank Agreements) that it may request in connection therewith.

l)	French Collection Accounts. The French Originator shall: (i) instruct all Obligors of Pool Receivables to make payments of Receivables only to one or more French Collection Accounts subject to French Collection Bank Agreements (and shall instruct the French Collection Banks to cause all items and amounts relating to such Receivables to be deposited into the relevant French Collection Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by the French Originator into the French Collection Account subject to a French Collection Bank Agreement not later than one (1) Originator Business Day (or, in the case of amounts received by the French Originator after 3:00 p.m. Paris time on any Originator Business Day, the second Originator Business Day following such receipt) after receipt thereof. The French Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any French Collection Account, cash or cash proceeds other than Collections of Pool Receivables, unless each holder of a Lien or ownership interest in such cash or cash proceeds is a party to the Intercreditor Agreement.

m)	Separate Existence. The French Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Assignee’s identity as a legal entity separate from it and its Affiliates. Therefore, from and after the date hereof, the French Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Assignee is an entity with assets and liabilities distinct from those of the French Originator and any other Person, and is not a division of the French Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the French Originator shall take such actions as shall be required in order that:

(i)	it shall maintain in full force and effect its existence and rights as a société par actions simplifiée company duly incorporated under the laws of France;

(ii)	it shall maintain its centre of main interests in France;

(iii)	it shall ensure that all corporate or other formalities regarding its existence (including holding regular board of directors’ or other similar meetings) are followed.

(iv)	it shall not take any action or conduct its affairs in a manner that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other person in a bankruptcy, reorganization or other insolvency proceeding, and shall correct any known misunderstandings regarding its separate existence;

(v)	it shall not be involved in the day to day management of the Assignee;

(vi)	it shall maintain separate corporate records and books of account from the Assignee and otherwise will observe corporate formalities and have a separate area from the Assignee for its business;

(vii)	its financial statements and books and records prepared after the date of creation of the Assignee shall reflect the separate existence of the Assignee; provided, that the Assignee’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Assignee; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Assignee’s assets are not available to satisfy the obligations of such Affiliate;

(viii)	except as permitted by the Receivables Purchase Agreement, (i) it shall maintain its assets separately from the assets of the Assignee, (ii) and the Assignee’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Assignee;

(ix)	all of the Assignee’s business correspondence and other communications shall be conducted in the Assignee’s own name and on its own stationery;

(x)	it shall not conduct any of the business of the Assignee in its own name;

(xi)	it shall not pay any liabilities of the Assignee out of its own funds or assets;

(xii)	it shall maintain an arm’s-length relationship with the Assignee;

(xiii)	it shall not assume or guarantee or become obligated for the debts of the Assignee or, save as permitted under any Transaction Document, pledge its assets for the benefit of the Assignee, make any loans or advances to the Assignee or hold out its credit as being available to satisfy the obligations of the Assignee;

(xiv)	it shall not acquire obligations or securities of the Assignee or its shareholders;

(xv)	it shall identify and hold itself out as a separate and distinct entity from the Assignee;

(xvi)	it shall correct any misunderstanding known to it respecting its separate identity from the Assignee;

(xvii)	save as permitted under any Transaction Document, it shall not enter into, or be a party to, any transaction with the Assignee, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party; and

(xviii)	it shall not pay the salaries of the Assignee’s employees, if any.

n)	Accounting for Purchases. The French Originator shall not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Receivables and Related Rights by it to the Assignee.

o)	Insurance. The French Originator has not, as of the date of this Agreement, procured insurance relating to the Eligible Receivables sold by the French Originator pursuant to this Agreement.

p)	All information, exhibits, financial statements, documents, books, records or reports to be furnished at any time by the French Originator to the Administrator, the Agent or the Purchaser in connection with this Agreement and any of the other Transaction Documents will be accurate in all material respects as of the date so furnished, and no such item will contain any untrue statement of a material fact.

q)	Amendments to Certain Documents

(i)	The Originator (in connection with any other applicable parties) shall not amend, supplement, amend and restate, or otherwise modify (or add any Person as a party to) this Agreement or the Receivables Purchase Agreement, or to the French Originator’s articles of organization or limited liability company agreement or any other Transaction Document to which it is a party, except (A) in accordance with the terms of such document, instrument or agreement and (B) with the advance written consent of the Assignee and the Agent (such consent not to be unreasonably withheld or delayed).

(ii)	The French Originator shall not enter into or otherwise become bound by any agreement, instrument, document or other arrangement that restricts its right to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, the Receivables Purchase Agreement or any other Transaction Document.

(iii)	The French Originator shall promptly furnish to the Agent a copy of any amendment, supplement, restatement or modification of any of the Transaction Documents to which it is a party (and to which the Agent is not a party).

7.	NOTICE OF ASSIGNMENT TO OBLIGORS

JDER has agreed that the French Collection Account it has opened with Citibank International plc, Paris Branch shall be specifically dedicated to receive (i) direct payments from the French Obligors under the Assigned Receivables and for a transitory period of time only (ii) daily credits from JohnsonDiversey France S.A.S.’ Société Générale bank account.

For that purpose, pursuant to this Agreement and in accordance with the Receivables Purchase Agreement, the French Originator shall notify all of its French Obligors to make their payments directly to the French Collection Account.

At any time following the occurrence of any Termination Event which is continuing, the Agent may direct the French Obligors that payment of all amounts payable under any Pool Receivable be made directly to the French Collection Account or another account held in the name of the Seller or its designee.

8.	SERVICING AGREEMENT

A Servicing Agreement has been executed between the Assignee and the French Originator, under the terms of which the Assignee empowers the French Originator to recover the Eligible Receivables on its behalf in accordance with the terms and conditions expressed therein.

9.	ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

9.1	Responsibilities of the French Originator. Anything herein to the contrary notwithstanding:

(i)	Collection Procedures. If the French Originator receives Collections relating to Eligible Receivables sold hereunder, it shall deposit such Collections immediately into the French Collection Account and, prior to such deposit, it shall hold such Collections as agent for the Assignee.

(ii)	The French Originator shall perform its obligations hereunder, and the exercise by the Assignee or its duly authorized designee of its rights hereunder shall not relieve the French Originator from such obligations.

(iii)	None of the Assignee, the Servicer, the Purchaser or the Agent shall have any obligation or liability to the French Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Assignee, the Servicer, the Purchaser or the Agent be obligated to perform any of the obligations of the French Originator thereunder.

(iv)	The French Originator hereby grants to the Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of any of the Termination Events contemplated by subsections (a), (b), (c), (m) and (q) of Exhibit V to the Receivables Purchase Agreement, to take in the name of the French Originator any and all steps necessary or desirable, in the determination of the Agent, to enforce and collect any and all amounts or portions thereof due under any and all Pool Receivables, Related Security and related Contracts, including, without limitation, to endorse, negotiate or otherwise realise on any writing or other right of any kind held or transmitted by the French Originator or transmitted or received by the Assignee (whether or not from the French Originator) in connection with any Receivable or any Related Right. During the occurrence and continuance of any Termination Event, such appointment will empower the Agent, without limitation, to endorse the name of the French Originator on cheques and other instruments representing Collections.

9.2	Further Action to Evidence Purchases. The French Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Assignee, the Servicer, or the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Receivables and Related Rights purchased by or contributed to the Assignee hereunder, or to enable the Assignee to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Assignee (and the Agent), the French Originator will:

a)	file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file other instruments or notices, as may be necessary or appropriate; and

b)	if a Termination Event occurs and is continuing, mark the master data processing records that evidence or list such Receivables and related Contracts with the following legend:

“The receivables described herein have been sold pursuant to a French receivables assignment agreement, dated as of September 8, 2009, as the same may from to time to time be amended, supplemented, amended and restated or otherwise modified, between the JDI SAS, as originator, and JDER limited, as assignee, and an undivided, fractional ownership interest in the receivables described herein has been sold to Hannover Funding Company LLC pursuant to a receivables purchase agreement, dated as of September 8, 2009, as the same may from to time to time be amended, supplemented, amended and restated or otherwise modified, among JDER limited, as seller, JohnsonDiversey UK ltd., as a servicer, JohnsonDiversey France S.A.S., as a servicer, JohnsonDiversey España S.L., as a servicer, Hannover Funding Company LLC, as purchaser and Norddeutsche Landesbank Girozentrale, as agent.”

c)	The French Originator hereby authorizes the Assignee or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights now existing or hereafter generated by it. If the French Originator fails to perform any of its agreements or obligations under this Agreement, the Assignee or its designee may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Assignee or its designee incurred in connection therewith shall be payable by the French Originator.

10.	INDEMNIFICATION

Without limiting any other rights which the Assignee or any other Purchase and Sale Indemnified Party (as such term is defined below) may have hereunder or under applicable law, the French Originator, severally and for itself alone, hereby agrees to indemnify the Assignee and each of its officers, directors, employees, agents, successors, transferees and assigns (each of the Assignee, its officers, directors, employees, agents, successors, transferees and assigns being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, (including, without limitation, Attorneys Costs (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of the French Originator to perform its obligations (including any obligations delegated by it to, or assumed hereunder by, any duly authorized designee) under this Agreement or any other Transaction Document to which the French Originator is a party in its capacity as Originator, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party; (ii) Excluded Taxes; (iii) any special indirect or consequential damages suffered by any Purchase and Sale Indemnified Party; (iv) any Purchase and Sale Indemnified Amount to the extent the same includes losses in respect of Receivables which were Eligible Receivables as of the date transferred to the Assignee and which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

(v) any Purchase and Sale Indemnified Amount to the extent the same has been fully and finally paid in cash to such Purchase and Sale Indemnified Party pursuant to any provision of this Agreement or any other Transaction Document; or (vi) any Breakage Costs or Purchase and Sale Indemnified Amounts claimed by any Purchase and Sale Indemnified Party. Without limiting or being limited by the foregoing, but subject to the exclusions set forth in the preceding sentence, the French Originator shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

a)	the assignment by the French Originator of an interest in any Receivable or Related Right to any Person other than the Assignee;

b)	any representation or warranty made by the French Originator (or any of its Responsible Officer, or any of its permitted designees, including the Servicer and its duly authorized designees) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by a Responsible Officer of the French Originator pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made or delivered (except any such amounts to the extent representing recourse due to the insolvency or other financial liability to pay of any Obligor);

c)	the failure by the French Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable generated by the French Originator or the related Contract, or the nonconformity of any Receivable generated by the French Originator or the related Contract with any such applicable law, rule or regulation;

d)	the failure by the French Originator to vest and maintain in the Assignee a valid and enforceable ownership interest in the Receivables generated by the French Originator and the Related Rights with respect thereto free and clear of any Adverse Claim (other than Permitted Adverse Claims and the retention by it of legal title to the Eligible Receivables);

e)	to the extent required by any Transaction Document, and taking into account any relevant grace periods, the failure to file, or any delay in filing, by the French Originator financing statements or other similar instruments or documents under applicable laws with respect to any Receivables generated by the French Originator, or any Related Rights with respect thereto, whether at the time of any purchase or at any subsequent time to the extent required hereunder;

f)	any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor) of the Obligor to the payment of any Receivable generated by the French Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

g)	any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by the French Originator;

h)	any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including without limitation Attorneys Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by the French Originator or any Related Security connected with any such Receivables;

i)	the French Collection Bank Agreements;

j)	reasonable out of pocket costs and expenses of the Assignee, including without limitation Attorney Costs, in connection with any Termination Event or the enforcement of any Transaction Document with respect to the French Originator;

k)	inability to enforce any judgment relating to the transaction in any applicable jurisdiction; or

l)	any loss as a result of any purported transfer of Eligible Receivables by way of true sale from the French Originator to the Assignee not in fact being a true sale;

m)	any loss as a result of the French Originator’s failure to transfer, assign and otherwise convey the Acquired Receivables Records due to restrictions imposed by Data Protection Law or any other obligation of the French Originator to retain such records as may be required by statutory obligations or any other applicable law;

n)	any loss as a result of the French Originator’s failure to obtain licensor consent in connection with Clause 4.2(f); or

o)	any loss as a result of the French Originator’s (or its duly authorised designee’s) failure to (i) sweep any amounts paid by any Obligor into the French Collection Account in accordance with the requirements of Section 1.4(b)(i)(a) of the Receivables Purchase Agreement or (ii) deposit any amounts it receives directly from any Obligor in respect of payment of Pool Receivables into the French Collection Account.

This indemnification shall be paid by the French Originator by debit of a bank account other than the French Collection Account or in cash but shall not be deducted, in any case, from the Purchase Price to be paid with respect to the Eligible Receivables to be transferred.

11.	ANNUALIZED PERCENTAGE RATE – « TAUX EFFECTIF GLOBAL »

For the purposes of Articles L. 313-4 of the French Monetary and Financial Code and Articles L. 313-1 and L. 313-2, and R. 313-1 and R. 313-2 of the French Consumer Code, the parties acknowledge that the taux effectif global cannot be calculated at the date of this Agreement. However, the French Originator acknowledges that it has received from the Assignee a letter containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période (periodic rate) and durée de période (period duration) set out in the letter. The parties acknowledge that letter forms part of this Agreement.

12.	NOTICES

12.1	Except to the extent indicated otherwise in this Agreement, each communication made, given or delivered pursuant to, or in connection with, any of the Agreement:

(g)	shall be in writing, legible and in the English language;

(h)	shall be made, given or delivered in one or more of the ways referred to in Article 12.2 hereof using the contact details of the recipient person referred to in Clause 12.3 hereof; and

(i)	(where the recipient person’s contact details include a designated recipient for the relevant type of communication) shall be marked for the attention of that designated recipient;

and where the recipient person’s contact details include details where a copy of the relevant type of communication is also to be sent, a copy of the communication shall be sent in accordance with those details.

12.2	Except to the extent that this Agreement otherwise requires, each communication:

(a)	if delivered in person, or by courier, shall be deemed to be made and given at the time it is delivered or left at the relevant address;

(b)	if sent by post (postage pre-paid, and air mail if to another country) shall be deemed to be made and given when it arrives at the relevant address;

(c)	if sent by fax, shall be deemed to be made and given at the time the sender receives a transmission report indicating that all pages have been successfully transmitted to the relevant fax number; and

(d)	if sent by an electronic messaging system, shall be deemed to be made and given at the time the electronic message is available to be accessed by the recipient person.

However, any communication which would, under the above provisions, be deemed to be made or given outside local business hours shall instead be deemed to be made or given when the next following period of local business hours starts.

In this Clause 8.2 “local business hours” means 9.00 a.m. to 5.00 p.m. on a day other than a Saturday, Sunday or public holiday in the place where the communication is to be received.

12.3	Any notice, request or communication to be made and any document to be delivered by one party to another party hereunder shall be effective as from its date of receipt and shall be sent by mail to:

- with respect to the French Originator:	JohnsonDiversey, Inc.
8310 16th Street
M/S 555
Sturtevant, WI 53177, USA
Attention: General Counsel

- with respect to the Assignee:	JDER Limited
First Floor
7 Exchange Place
IFSC, Dublin
Ireland
Attention: The Directors
Telephone: +353 1 612 5551
Facsimile: +353 1 612 5550

13.	ASSIGNMENT OF CONTRACT – AMENDMENT – POWER OF ATTORNEY

13.1	Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Assignee and the French Originator and their respective successors and permitted assigns. The French Originator may not assign any of its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Assignee and the Agent except, with respect to a delegation of its obligations hereunder, to any authorized designee, to the extent expressly provided hereunder or in any Transaction Document; provided, however, that notwithstanding any such delegation, the French Originator shall at all times remain responsible for the performance of such duties and obligations. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by the French Originator pursuant to Article 6.1, the indemnification and payment provisions of Article 10 and the terms of Articles 14 and 15, shall be continuing and shall survive any termination of this Agreement.

13.2	Amendments, Etc. No amendment or waiver of any provision of this Agreement shall be effective unless such amendment or waiver is in writing and signed by the Assignee (with prior written consent of the Agent).

13.3	Power of Attorney.

(a)	The French Originator hereby unconditionally appoints each of the Offer Signatories with effect on and from the Closing Date as its lawful attorney with full power and authority in its name and for and on its behalf to, jointly and severally, execute each Global Letter of Offer and Subrogation Receipt and do such lawful acts and things (including, without limitation, execute any document) as the French Originator shall from time to time think necessary, appropriate or desirable in all respects to effect the sale of Eligible Receivables under the terms of this Agreement.

(b)	The French Originator intends that each Global Letter of Offer and Subrogation Receipt and any other documents to be executed by the Offer Signatories under the authority granted in this clause 13.3 shall bind the French Originator and have the same effect as if they had been validly executed by the French Originator in accordance with the rules relating to the valid execution which apply to the French Originator under the laws of France. This power of attorney is acknowledged and agreed by the Assignee.

(c)	The power of attorney granted in this clause 13.3 shall endure for the term of this Agreement.

(d)	For the avoidance of doubt, the power of attorney granted in this clause 13.3 is given in addition to (and not in substitution for) any prior or future authority granted by the French Originator to any of its directors or officers to execute any Global Letter of Offer and Subrogation Receipt or to undertake any of the other actions contemplated by this clause 13.3.

14.	LIMITED RECOURSE

The obligations of the Assignee to pay any amounts due and payable hereunder and the other Transaction Documents shall be limited to the proceeds available at such time to make such payments in accordance with of this Agreement and the

Receivables Purchase Agreement. Notwithstanding anything to the contrary herein or any other Transaction Document, no sum will be due and payable by the Assignee except in accordance with Section 1.4 of the Receivables Purchase Agreement and any payment obligations of the Assignee hereunder or under this Agreement may only be satisfied from the amounts received by it under or pursuant to the Transaction Documents.

15.	NON-PETITION

None of the parties hereto, nor the Purchaser or any Program Support Provider (nor any other person acting on behalf of any of them) shall be entitled at any time to institute against the Assignee, or join in any institution against the Assignee of, any bankruptcy, examinership, reorganization, arrangement, insolvency, winding-up or liquidation proceedings or other proceedings under any applicable bankruptcy or similar law in connection with any obligations of the Assignee hereunder or otherwise owed to the Secured Parties, save for lodging a claim in the liquidation of the Assignee which is initiated by another party or taking proceedings to obtain a declaration or judgment as to the obligations of the Assignee. In addition, none of the parties hereto nor any of the other Secured Parties shall have any recourse against any director, shareholder, or officer of the Assignee in respect of any obligations, covenant or agreement entered into or made by the Assignee pursuant to the terms hereof or any other document relating hereto to which it is a party or any notice or documents which it is requested to deliver hereunder or thereunder.

16.	MISCELLANEOUS

16.1	Costs, Expenses and Taxes

In addition to the obligations of the French Originator under Article 10, it, jointly and severally agrees to pay on demand:

(i)	to the Assignee (and any successor, transferee and assign thereof) all costs and expenses (including without limitation Attorney Costs) incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(ii)	all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.

16.2	Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

16.3	Acknowledgment and Agreement

By execution below, the French Originator expressly acknowledges and agrees that all of the Assignee’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be pledged and assigned by the Assignee pursuant to the Receivables

Purchase Agreement, and the French Originator consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Purchaser and the Agent are third party beneficiaries of the rights of the Assignee arising hereunder and under the other Transaction Documents to which the French Originator is a party.

16.4	Entire Agreement

This Agreement and the other Transaction Documents embody the entire agreement and understanding between the French Originator, the Assignee, the Purchaser and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

16.5	Severability of Provisions

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

16.6	Set off

The Parties are hereby authorized to set off any reciprocal payment obligations they may have under this Agreement or under any other financing transaction to which they are both parties.

17.	APPLICABLE LAW – JURISDICTION

17.1	This Agreement is governed by French law.

17.2	Any dispute over the validity, interpretation, performance or consequences of this Agreement shall be brought before the proper courts under the jurisdiction and venue of the Paris Court of Appeals.

Executed on September 8, 2009, in two (2) original copies.

JohnsonDiversey France S.A.S.

represented by /s/ Ignacio Barrera

duly authorized for the purposes of this Agreement

JDER Limited

represented by /s/ Ignacio Barrera

duly authorized for the purposes of this Agreement

SCHEDULE 1

RECEIVABLES PURCHASE AGREEMENT

SCHEDULE 2

ELIGIBLE RECEIVABLES

Eligible Receivables means at any time a receivable that complies with the following criteria:

(i)	the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in France (b) is not an Affiliate of any of the parties to the Transaction Documents; (c) is not a Governmental Authority, other than a legal entity that does not benefit from immunity from being sued for nonpayment of debt or breach of contract; (d) has not suffered a Bankruptcy Event which is continuing; and (d) is not a Defaulted Obligor;

(ii)	which has been billed to the Obligor and according to the terms thereof and any Contract related thereto is required to be paid in full [(subject to any contractual rebate or discount)] within ninety (90) days after any such time and not within the first fifteen (15) days after the Closing Date;

(iii)	which is not a Delinquent Receivable, Defaulted Receivable or a Charge-Off;

(iv)	which is denominated and payable only in Euros (€);

(v)	which is not subject to offset by any payables owing to the Obligor by the French Originator, provided, however, that Receivables from such Obligor that otherwise satisfy all other clauses of this definition shall be considered Eligible Receivables to the extent that their combined balances exceed the sum of all payables owing to such Obligor by the French Originator;

(vi)	which arises under a Contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms except as such enforceability may be limited by any applicable insolvency law, or by general principles of law or equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(vii)	which arises under a Contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies, (b) does not contain an enforceable requirement that the Obligor under such Contract consent to the transfer, sale or assignment of the rights and duties of any Originator under such Contract unless the related Obligor has consented to the assignment of such Receivable, (c) does not contain a confidentiality and/or a non-assignment provision, and is not subject to applicable law, that purports to restrict the Purchaser’s exercise of rights under the Receivables Purchase Agreement, including, without limitation, the right to review such Contract, unless the related obligor has waived such restriction and (d) is governed by the laws of France;

(viii)	which does not, in whole or in part, contravene in any material respect any law, rule or regulation applicable thereto;

(ix)	the transfer, sale or assignment of which does not contravene in any material respect any applicable law, rule or regulation;

(x)	which was generated in the ordinary course of the French Originator’s business from the sale of goods or provision of services to an Obligor by the French Originator;

(xi)	which was created in compliance with all laws, rulings and regulations applicable to the transactions under which such Receivables were generated;

(xii)	which is not the subject of any dispute, offset, hold back defense, Adverse Claim (other than Permitted Adverse Claims), counterclaim, warranty claim or other claim or defense (other than unexpired volume on pricing discounts or rebates to which the Obligor may be entitled); and which does not arise from the sale of inventory which is subject to any Adverse Claim (other than Permitted Adverse Claims) covering the proceeds of such inventory, if such Adverse Claim would extend to such Receivable;

(xiii)	which was created in accordance with, and which complies with, in each case in all material respects, the requirements of the relevant Credit and Collection Policy;

(xiv)	as to which the French Originator has satisfied and fully performed all obligations on its part under the relevant Contract with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by the French Originator under the relevant Contract with respect thereto in order for such Receivables to become due and payable hereunder;

(xv)	which has not been modified, extended, renegotiated or restructured since their creation in any way, except as provided for in the relevant Credit and Collection Policy;

(xvi)	in which the French Originator owns good and marketable title and which is freely assignable by the French Originator;

(xvii)	in respect of which the French Originator is (A) not in default in any material respect under the terms of the related Contract from which such Receivable arose and (B) is indirectly or directly wholly-owned by JDI;

(xviii)	for which the Obligor has been directed to make all payments to the French Collection Account which is subject to a French Collection Bank Agreement;

(xix)	which are not payable in installments; and

(xx)	any other Receivable approved in writing by the Agent.

Any portion of a Receivable that constitutes value added tax will be excluded from all calculations relating to such Receivable.

SCHEDULE 3

FORM OF GLOBAL LETTER OF OFFER

[Date]

To:	JDER Limited

Attention:	[—]

cc:	[—]

Attention:	[—]

Dear Sirs,

1.	Pursuant to the sale agreement (the “UK Sale Agreement”) dated [—] 2009 between you, JDER Limited (the “Assignee”) and JohnsonDiversey UK Limited (“JDI UK”), the sale agreement (the “Spanish Sale Agreement”) dated [—] 2009 between you, the Assignee, and JohnsonDiversey España S.L (“JDI Spain”) and the sale agreement (the “French Sale Agreement”) dated [—] 2009 between, amongst others, you, the Assignee, and JohnsonDiversey France S.A.S. (“JDI France”), concerning the purchase of Eligible Receivables from JDI UK, JDI Spain and JDI France respectively, to the extent that JDI UK, JDI Spain or JDI France is the beneficial owner, we offer to you, the Purchaser, pursuant to this Global Letter of Offer (a “Global Letter of Offer”), an assignment of:

(i)	each and every Offered Receivable (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI UK, together with the Receivables Property (such term as defined in the UK Sale Agreement and henceforth defined as the “UK Receivables Property”) related to such UK Receivable;

(ii)	each and every Offered Receivable (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI Spain, together with [the Receivables Property] (such term as defined in the Spanish Sale Agreement and henceforth defined as the “Spanish Receivables Property”) related to such Spanish Receivable; and

(iii)	each and every Offered Receivable (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables”) specified by the [document number(s) for the Sales Range] listed on the attached Exhibit in relation to JDI France, together with [the Receivables Property] (such term as defined in the French Sale Agreement and henceforth defined as the “French Receivables Property”) related to such French Receivable, representing, in the aggregate, the Eligible Receivables (and related UK Receivables Property, Spanish Receivables Property and French Receivables Property) [in relation to JDI UK, JDI Spain and JDI France] transferred to you on the date of this Global Letter of Offer.

2.	The Purchase Price for the:

(i)	UK Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI UK];

(ii)	Spanish Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI Spain]; and

(iii)	French Receivables covered in this Global Letter of Offer is [the Total Purchase Price listed on the attached Exhibit in relation to JDI France].

3.	The provisions of:

(i)	the UK Sale Agreement apply to this offer in relation to the UK Receivables and the UK Receivables Property and any purchase by the Assignee pursuant hereto in relation to such UK Receivables and UK Receivables Property;

(ii)	the Spanish Sale Agreement apply to this offer in relation to the Spanish Receivables and the Spanish Receivables Property and any purchase by the Assignee pursuant hereto in relation to such Spanish Receivables and Spanish Receivables Property; and

(iii)	the French Sale Agreement apply to this offer in relation to the French Receivables and the French Receivables Property and any purchase by the Assignee pursuant hereto in relation to such French Receivables and French Receivables Property, and except as otherwise provided herein, capitalised terms in this letter have the meaning ascribed to them in the receivables purchase agreement dated [—] 2009 between (1) the Assignee, (2) Hannover Funding Company LLC, (3) Norddeutsche Landesbank Girozentrale, (4) JDI UK, (5) JDI France and (6) JDI Spain.

Yours faithfully,

Authorised Signatory

For and on behalf of

JohnsonDiversey UK Limited

Authorised Signatory

For and on behalf of

JohnsonDiversey España S.L

Authorised Signatory

For and on behalf of

JohnsonDiversey France S.A.S.

Exhibit 1 to Global Letter of Offer

Form of Receivables Schedule

[to be provided by Administrator]

Column	Remark

Originator Name

Invoice Number

Line Item

Obligor Number

Obligor Jurisdiction	Use SAP Country Code

Invoice Amount	Multiply Amount by 100 (to avoid separator problems)

Invoice Currency	EUR

Invoice Date	DD/MM/YYYY

Due Date	DD/MM/YYYY

SCHEDULE 4

FORM OF « SUBROGATION » RECEIPT – « Quittance Subrogative »

Paris, [—],
JDER Limited
[address]
To the attention of [—]
Fax: [—]

Dear Sirs,

We refer to the French Receivables Sale Agreement dated September [—] 2009 (the “French Receivables Sale Agreement”) under the terms of which we have the power to subrogate, pursuant to Articles 1250-1° et seq. of the French Civil Code, JDER Limited (the “Assignee”), in the rights, liens, securities and ancillary rights of any nature that we hold on our customers in relation to the Eligible Receivables described in relation to JohnsonDiversey France S.A.S. on the attached Exhibit. The capitalized terms used in this receipt shall have the same meaning as is given to them in the French Receivables Sale Agreement.

Pursuant to the provisions of Article 4.1 of the French Receivables Sale Agreement, in consideration for and concurrently with the « subrogation » payment made to us for the Total Purchase Price on the attached Exhibit, we hereby confirm that JDER Limited is automatically subrogated in the rights, recourses, actions, liens, securities and ancillary rights of any nature that JohnsonDiversey France S.A.S. holds in relation to the receivables described in relation to JohnsonDiversey France S.A.S. on the attached Exhibit.

We agree to grant the Assignee, or any party designated by it, free access to the support/document identifying the Eligible Receivables described in relation to JohnsonDiversey France S.A.S. on the attached Exhibit and we agree to send it that support/document and/or any information about said receivables, under the conditions stipulated by this French Receivables Sale Agreement.

We confirm to you that the representations and warranties provided for in Article [6] of the French Receivables Sale Agreement remain accurate to date and that all the receivables that are assigned to you by this receipt are Eligible Receivables.

Sincerely,

[—]

JohnsonDiversey France S.A.S.

EXHIBIT TO THE QUITTANCE SUBROGATIVE

Description of Eligible Receivables Assigned as of Today

and Total Purchase Price

SCHEDULE 5

FORM OF NOTICE OF TRANSFER

[Letterhead of Norddeutsche Landesbank Girozentrale (the “Agent”) or

Hannover Funding Company LLC]

[Name or company name of the Obligor]

[addresses of the Obligor]

To the attention of Messrs. [—] and [—]

Paris, [—]

[Registered letter with acknowledgment of receipt]

Dear Sirs,

Pursuant to the French Receivables Sale Agreement dated July [—] 2009, (the “Agreement”), we acquired from JohnsonDiversey France S.A.S. (“JohnsonDiversey France”) whose debtor you are, by way of « subrogation » pursuant to Articles 1250-1° et seq. of the French Civil Code, the receivables indicated below:

[information relating to the designation of the assigned receivable(s)].

Pursuant to the Agreement, we have authorized JohnsonDiversey France, in our name and on our behalf, to recover the aforesaid receivable(s).

A Termination Event has occurred and is continuing under the transaction documents, and consequently we have decided to terminate the recovery authorization of JohnsonDiversey France and we ask you, consequently, to cease any payment under this (these) receivable(s) to JohnsonDiversey France, as of this notice.

To provide discharge, the payment of your debt(s) must now be made by [check, draft, note, etc.] made out to the order of [                            ] and addressed to [—] or by transfer to be credited to account No. [—] at [—].

Sincerely,

[Signature of a duly authorized representative of Agent or Hannover Funding Company LLC]